Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in PPL Corporation’s Registration Statements on Form S-3 (Nos. 333-116478, 333-116478-01, 333-116478-02, 333-85716, 333-85716-01, 333-85716-02, 333-106200, 333-106200-01, 333-132574, 333-132574-01, 333-132574-02, and 333-132574-03), the Registration Statements on Form S-3D (Nos. 333-128543 and 333-102845), and the Registration Statements on Form S-8 (Nos. 333-02003, 333-112453, 333-110372, and 333-95967) of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedule of PPL Corporation, PPL Corporation’s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PPL Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
February 26, 2007